VIRGIN AMERICA REPORTS NOVEMBER 2015 OPERATIONAL RESULTS

San Francisco - Tuesday, December 8, 2015 - Virgin America Inc. (NASDAQ: VA) today reported its preliminary operational results for November 2015. The airline’s traffic (measured in revenue passenger miles) increased 12.3 percent on capacity (measured in available seat miles) that was 10.2 percent higher from the same month in 2014.

Load factor was 80.2 percent, an increase of 1.5 points from November 2014. The number of onboard passengers increased 15.7 percent from the same month last year.

	November				November Year to Date
	2015	2014	Change		2015	2014	Change
Revenue Passenger Miles (000)	885,777	788,704	12.3%		9,507,224	9,201,781	3.3%
Available Seat Miles (000)	1,104,173	1,001,984	10.2%		11,538,906	11,186,456	3.2%
Passenger Load Factor	80.2%	78.7%	1.5	pts	82.4%	82.3%	0.1	pts
Onboard Passengers (000)	603	522	15.7%		6,407	5,933	8.0%

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Media Contact:
Dave Arnold: dave.arnold@virginamerica.com or 917.968.3622

Investor Contact:
Stephen Shulstein: stephen.shulstein@virginamerica.com or 650.645.5694

Editor’s Note: Virgin America is a U.S.-controlled, owned and operated airline. It is an entirely separate company from Virgin Atlantic. Sir Richard Branson’s Virgin Group is a minority share investor in Virgin America.

About Virgin America: Known for its mood-lit cabins, three beautifully designed classes of service and innovative fleetwide amenities - like touch-screen personal entertainment, WiFi and power outlets at every seat, Virgin America has built a loyal following of flyers and earned a host of awards since launching in 2007 - including being named the "Best U.S. Airline" in Condé Nast Traveler's Readers' Choice Awards years and "Best Domestic Airline" in Travel + Leisure's World's Best Awards for the past eight consecutive years. For more: www.virginamerica.com